Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Atlantic International Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	(1)	457(o)		$		$0.0001381	$
Fees to be Paid	Equity	Preferred Stock, par value $0.00001 per share	(2)	457(o)				0.0001381
Fees to be Paid	Debt	Debt Securities	(3)	457(o)				0.0001381
Fees to be Paid	Other	Warrants	(4)	457(o)				0.0001381
Fees to be Paid	Other	Subscription Rights	(5)	457(o)				0.0001381
Fees to be Paid	Other	Units	(6)	457(o)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf		(7)	457(o)		$	$250,000,000.00	0.0001381		$34,525.00

Total Offering Amounts:							$250,000,000.00			34,525.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$34,525.00

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Offering Note(s)

(1)	Including such currently indeterminate amount of Common Stock as may be issued from time to time at currently indeterminate prices or upon conversion or exchange of Debt Securities or Preferred Stock registered hereby, or upon exercise of Warrants or Subscription Rights registered hereby, as the case may be.
(2)	Including such currently indeterminate amount of Preferred Stock as may be issued from time to time at currently indeterminate prices or upon exercise of Warrants or Subscription Rights registered hereby, as the case may be.
(3)	Including such currently indeterminate principal amount of Debt Securities as may be issued from time to time at currently indeterminate prices or upon exercise of Warrants registered hereby, as the case may be.
(4)	Including such currently indeterminate number of Warrants as may be issued from time to time at currently indeterminate prices.
(5)	Including such currently indeterminate number of Subscription Rights, as may be issued from time to time at currently indeterminate prices.
(6)	Including such currently indeterminate number of Units as may be issued from time to time at currently indeterminate prices. Each Unit will represent an interest in two or more securities registered hereby, which may or may not be separable from one another.
(7)	There are being registered under this registration statement such indeterminate number of shares of Common Stock and Preferred Stock; such indeterminate number of Debt Securities; such indeterminate number of Warrants; such indeterminate number of Subscription Rights; and such indeterminate number of Units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $250,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Includes consideration to be received by the registrant, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Common Stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

The registration fee for securities to be offered by the Registrant is calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).